Exhibit 99.1

Ciphergen Biosystems, Inc.
Sue Carruthers
Investor Relations
(510) 505 2297

Ciphergen Reports First Quarter 2003 Financial Results

Revenue Increased 88% vs. Year Prior Period

Fremont, CA, April 24, 2003 — Ciphergen Biosystems, Inc. (Nasdaq: CIPH) reported financial results for the first quarter of 2003.  For the quarter ended March 31, 2003, total revenue increased 88% to $12.8 million, up from revenue of $6.8 million in the first quarter of 2002.  The increase in revenue was due to increased sales of ProteinChip® Systems and Arrays, increased revenue from Ciphergen’s BioSepra Process Proteomics products, and increased revenue from service activities.  Ciphergen’s gross profit increased 86% to $8.0 million for the first quarter of 2003, up from $4.3 million for the comparable period in 2002; gross margin was 62% in the first quarter of 2003 and 63% for the comparable period of 2002.   The Company reported a net loss of $9.2 million for the first quarter of 2003, compared to a net loss of $7.2 million for the comparable period of 2002.

“We are pleased to report another strong quarter for Ciphergen, as our systems, consumables and services revenue continued to grow at a rapid rate,” commented William Rich, President and CEO of Ciphergen. “We continue to distinguish ourselves by translating the potential of proteomics into practical scientific progress, especially in the field of clinical proteomics.”

Summary Highlights for the Quarter:

Growing Installed Base and Consumables.  Ciphergen sold 33 ProteinChip Systems and Interfaces in the quarter, bringing cumulative systems sold to over 385.  We are having considerable success selling higher-end, automated systems as well as automation accessories to customers, particularly in the clinical proteomics market segment.  ProteinChip Array sales grew at a substantially greater rate than the growth in the installed base, as customers increasingly take advantage of automation and as several customers migrate from discovery programs into larger validation studies or routine assays.  Our BioSepra Process Proteomics consumable products and services also continued to grow rapidly.

Expanding Cancer Presence.  48 scientific studies highlighting the use of Ciphergen’s SELDI ProteinChip platform in cancer research were published in the proceedings of the American

Association for Cancer Research’s 2003 Meeting, nearly doubling the number of citations at last year’s meeting. Many of the publications document new and exciting progress in early cancer detection, mechanisms of drug resistance, and correlation of genomic and proteomic data. The AACR cancelled its annual meeting, scheduled for April 5-9 in Toronto, Canada, as a result of the Severe Acute Respiratory Syndrome (SARS) outbreak; this meeting has been rescheduled for July 11-14 in Washington, DC.

Synergy of Proteomics and Genomics.   Scientists from the M. D. Anderson Cancer Center published work in the proceedings of the AACR Meeting which described a lung cancer study in which gene and protein expression profiling were combined.  More than 70% of the approximately 40 differentially expressed proteins identified correlated directly as gene products measured by DNA expression; over 30% of the expressed proteins identified could not have been predicted from gene expression data.  The authors conclude that combined gene and protein expression data is highly complementary and represents a powerful combination for generation of biological disease hypotheses and for identification of unique cellular targets and putative signaling pathways.

Expanding Clinical Trial Collaborations.   Ciphergen expanded its collaboration with Pfizer to include studies designed to discover protein biomarkers from human serum that provide early detection of chronic obstructive pulmonary disease (COPD) versus healthy individuals. These studies will be conducted at Ciphergen’s Biomarker Discovery Center® in Copenhagen on behalf of the Experimental Medicine Group at Pfizer France.   Other clinical trial stratification studies have been conducted or are under discussion with several pharmaceutical companies.

Diagnostic Collaboration.  Ciphergen and Biosite entered into a collaboration for cardiovascular and other diseases, based upon their respective core competencies, primarily to facilitate the discovery of novel antibody and protein target components that can be applied to either company’s testing platform for diagnostic assays.  Key contributions from Biosite include access to clinical samples, rapid antibody production, and considerable experience in developing diagnostic assays, obtaining regulatory approval and marketing. Ciphergen’s Biomarker Discovery Center scientists plan to use ProteinChip technology to discover differentially expressed protein biomarkers that may be useful as diagnostics, or even have therapeutic utility. Ciphergen and Biosite plan to analyze these biomarker targets both individually and as multi-biomarker patterns for enhanced sensitivity and specificity, and for novel diagnostic utility. If products are successfully developed and commercialized by Ciphergen or Biosite, the other company would receive royalties from products resulting from the joint research efforts.

Enhancing Board of Directors.  Rajen Dalal, President and Chief Executive Officer of Guava Technologies, Inc., has joined Ciphergen’s Board of Directors. Dr. Dalal joined Guava, a biotechnology company based on mammalian cell profiling and analysis, in the spring of 2002 after a decade-long tenure at Chiron Corporation, where he was president of its Blood Testing division. Dr. Dalal’s extensive experience in successfully building a major diagnostics business and now leading a pioneering effort as CEO of an early stage biotechnology company, brings important and relevant perspectives to our board.

Tribute.  We would also like to note that with the appointment of Rajen Dalal to our Board, Bill Green has tendered his resignation from the Board.  Bill has been a Board member since 1995.  As the President and CEO of Stanford Research Systems, with whom we’ve had a lengthy and productive relationship, Ciphergen has benefited immeasurably from Bill’s support and counsel over the years.

About Ciphergen

Ciphergen develops, manufactures and markets a family of ProteinChip® Systems and services for clinical, research and process proteomics applications, as well as a broad range of bioseparations media for protein purification through its BioSepra process chromatography division. ProteinChip Systems and Biomarker Discovery Center® collaborative services enable protein discovery, profiling, characterization and assay development to provide researchers with predictive analysis capabilities and a better understanding of biological functions at the protein level. ProteinChip Systems are enabling tools in the emerging field of protein-based biology research, known as proteomics. Proteomics provides a direct approach to understanding the role of proteins in the biology of disease, monitoring disease progression and evaluating the therapeutic effects and side effects of drugs. Ciphergen believes proteomics will be a major focus of biological research by enhancing the understanding of gene function and the molecular basis of disease.   Additional information about Ciphergen can be found at www.ciphergen.com.

Safe Harbor Statement

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements, including statements regarding the use of ProteinChip technology to discover useful protein biomarkers that can be used for diagnostic, theranostic and/or drug development purposes, potential royalties to be derived from products resulting from our research efforts, and future growth in the field of proteomics.  Actual results may differ materially from those projected in such forward-looking statements due to various factors, including the ProteinChip technology’s ability to discover protein biomarkers that have diagnostic, theranostic and/or drug development utility, and the continued emergence of proteomics as a major focus of biological research and drug discovery.  Investors should consult Ciphergen’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2002, for further information regarding these and other risks of the Company’s business.

Ciphergen, ProteinChip and Biomarker Discovery Center are registered trademarks of Ciphergen Biosystems, Inc.

Ciphergen Biosystems, Inc.

Summary Financial Information

(Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2002	2003
Revenue	$6,814	$12,841

Cost of revenue	2,502	4,823
Gross profit	4,312	8,018

Operating expenses:
Research and development	3,920	6,381
Sales and marketing	4,780	5,849
General and administrative	2,967	4,708
Amortization of intangible assets	207	207
Total operating expenses	11,874	17,145

Loss from operations	(7,562)	(9,127)

Interest and other income, net	416	175
Loss attributable to minority interest	-	157
Loss before income taxes	(7,146)	(8,795)

Income tax provision	17	401

Net loss	$(7,163)	$(9,196)

Net loss per share, basic and diluted	$(0.27)	$(0.34)

Shares used in computing net loss per share	26,792	27,211

	December 31,	March 31,
	2002	2003
Cash, cash equivalents and investments in securities	$42,541	$36,278
Total assets	87,615	80,386
Stockholders' equity	68,354	60,035